CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

EXHIBIT 21—List of the Company’s subsidiaries

Name of Subsidiary (As it is stated in its organizational document under which it does business)	State or Other Jurisdiction of Incorporation or Organization
Domestic:
Church & Dwight Chemical Products, Inc.	Delaware
Church & Dwight Company	Delaware
Church & Dwight Virginia Co., Inc.	Delaware

International:
Armkel Holding (Netherlands) B.V.	Netherlands
Armkel Canada (Netherlands) B.V.	Netherlands
Church & Dwight Canada Corp.	Canada
Church & Dwight (Beijing) Trading Company Limited	China
Church & Dwight (Australia) Pty Ltd	Australia
Quimica Geral do Nordeste S.A.	Brazil
Armkel Brasil Cosmeticos Ltda.	Brazil
Armkel Company (France) S.A.S.	France
Sofibel S.A.S.	France
Armkel Company (U.K.) Limited	United Kingdom
Church & Dwight (U.K.) Limited	United Kingdom
Brotherton Specialty Products Ltd.	United Kingdom
Church & Dwight S. de R.L. de C.V.	Mexico
Orange Glo de Mexico S. de R.L. de C.V.	Mexico
Icart, S.A.	Spain
Carter Products (N.Z.) Inc.	New Zealand
Church & Dwight (Hong Kong) Limited	Hong Kong

The Company’s remaining subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2007.